Exhibit 10.19

ACHILLION PHARMACEUTICALS, INC.

Non-Executive Directors Compensation Policy

Each of our non-employee directors will receive the following compensation. We do not compensate directors who are also our officers or employees for service as a director.

Non-Employee Directors Compensation	Annual Retainer Fee

Annual Retainer for Non-Employee Directors

Annual Retainer	$50,000

Additional Retainer for Non-Employee Directors Chair of Committees

- Chairman of the Board	$30,000
- Audit Committee Chair	$20,000
- Compensation Committee Chair	$15,000
- Nominating and Corporate Governance Chair	$10,000
- Strategy & Transaction Committee Chair	$15,000
- Compliance Committee Chair	$10,000

Additional Retainer for Non-Employee Directors who are Members on Committees

- Audit Committee Member	$10,800
- Compensation Committee Member	$7,500
- Nominating and Corporate Governance Committee Member	$7,500
- Strategy and Transaction Committee Member	$7,500
- Compliance Committee Member	$7,500

Non-employee directors will receive their compensation in quarterly installments in arrears. In addition, reasonable, out-of-pocket expenses incurred to attend Board of Directors and committee meetings will be fully reimbursed.

Equity Compensation

Initial Grants. Upon initial election to our Board of Directors, non-employee directors will be granted, automatically and without the need for any further action by the Board of Directors, an initial equity award of a non-statutory stock option with respect to a number of shares of our common stock equal to 1.75 multiplied by the number of shares subject to annual non-employee director equity awards, as most recently approved by the Board of Directors. The initial award shall vest as to one-third of the number of shares subject to the option on the first anniversary of the grant date and shall vest in equal quarterly installments over the subsequent two years, so that the option will be fully vested on the third anniversary of the grant date.

Annual Grants. All non-employee directors who have served as a member of our Board of Directors for at least six months prior to the date of such annual grant will be granted an annual equity award. The type of award, number of shares and other terms of the annual equity award will be reviewed and considered by the Compensation Committee of the Board of Directors, taking into account the market value of the award and the Company’s then-current compensation philosophy with respect to peer group alignment. The Compensation Committee will then make a recommendation to the Board of Directors regarding such annual equity grants, with the Board of Directors reviewing such recommendation and granting the annual equity awards. The Board of Directors intends that the annual equity award will vest in equal quarterly installments over the one-year period following the date of grant. The Board of Directors further intends that the annual equity award will be granted to the non-employee directors on or around the date that the Compensation Committee of the Board of Directors makes its annual grant of stock options to senior executives of the Company.

Initial Grants and Annual Grants.

The initial grants and the annual grants shall be subject to the terms and conditions of our 2015 Stock Incentive Plan, or any successor plan, and the terms of the award agreements entered into with each director in connection with such awards.

Adopted Board of Directors December 12, 2018